EXHIBIT 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2013

Board of Directors Authorizes Additional Share Repurchases

HIGH POINT, N.C. (August 29, 2012) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended July 29, 2012.

Fiscal 2013 first quarter highlights:

▪
Net sales were $69.2 million, up 14.8 percent, with mattress fabric sales up 18.0 percent and upholstery fabric sales up 11.1 percent, as compared to the same quarter last year.  This is the company’s highest total sales for the first quarter period in eight years.

▪	Pre-tax income was $5.4 million, up 81.2 percent from the first quarter of fiscal 2012.

▪
Adjusted net income (non-GAAP) was $4.3 million, or $0.34 per diluted share, for the current quarter, compared with $2.4 million, or $0.18 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6).  Net income (GAAP) was $3.5 million, or $0.28 per diluted share, compared with net income of $1.8 million, or $0.14 per diluted share, in the prior year period.

▪	The company’s financial position remained strong with a total cash position of $27.1 million and total debt of $9.9 million as of July 29, 2012.

▪
During the quarter, the company repurchased 47,296 of its outstanding shares, for $470,000.   Subsequent to the end of first quarter, the company repurchased an additional 455,299 shares for $4.5 million.  Since June 2011, the company has repurchased 1,127,054 shares, or 8.5 percent of its outstanding shares, for a total of $10.4 million.

▪	The company also announced today a new authorization of additional share repurchases up to $2.0 million.

▪	The company paid a cash dividend of $0.03 per share during the quarter. This was the first dividend paid since fiscal 2001.

▪
The projection for the second quarter of fiscal 2013 is for overall sales to be up 2 to 6 percent as compared to the same period last year.  Pre-tax income is expected to be in the range of $3.0 million to $3.7 million.  Pre-tax income for the second quarter of fiscal 2012 was $2.9 million.

Overview

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased with our first quarter performance, marking a solid start to fiscal 2013.  These results reflect better than expected sales momentum through the summer months in both of our businesses.   We have continued to experience a favorable customer response to our outstanding design capabilities and wide range of innovative products.  Our flexible and global manufacturing platform has enhanced our ability to develop new and exciting products and meet the changing style demands of our customers.

-MORE-

CFI Announces Results for First Quarter Fiscal 2013

August 29, 2012

“We are also pleased that our focus on building a sound financial position and achieving favorable operating results over the past several years has enabled us to return cash to our shareholders in the form of cash dividends and significant share repurchases,” added Saxon.

Given the volatility in the income tax area during fiscal 2012 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6).  The company currently does not incur cash income tax expense in the U.S., nor does it expect to in the foreseeable future, due to its $60 million in U.S. net operating loss carryforwards.

Mattress Fabrics Segment

Mattress fabric sales for the first quarter were $38.0 million, up 18.0 percent compared with $32.2 million for the first quarter of fiscal 2012.

“Our mattress fabrics business had a strong first quarter performance with sales gains across all major product categories,” said Iv Culp, president of Culp’s mattress fabrics division.  “The overall sales growth reflects growing consumer demand for better bedding and a higher quality mattress fabric.  As the mattress industry continues to evolve into a more decorative business, Culp’s many years of planned capital investments have positioned us to meet this demand with an extensive manufacturing platform and flexible capacity to produce an innovative and diverse line of products.   We have a strong competitive position, supported by exceptional customer service, reliable delivery performance and the consistent quality and value that are synonymous with the Culp brand.

“We are also pleased to note that, along with the higher volumes and favorable product mix, the efficiencies of our reactive capacity and the recent stabilization of raw material costs contributed to an improvement in our results for the first quarter.  Compared with the peak high levels for the same period a year ago, our production costs were considerably lower.  We have also continued to merchandise new products with alternative sources of yarns and raw materials without compromising quality and value for our customers.  Looking ahead to the second quarter, we expect continued stabilization of raw material costs, countered by customer pricing pressure. We also anticipate a normal seasonal slowdown in the second fiscal quarter, which may affect operating costs and efficiencies.  Despite this, we expect sales and operating profitability for the second quarter to be higher than the same period a year ago,” Culp concluded.

Joint Marketing Venture in Mattress Covers - Culp-Lava Applied Sewn Solutions

“We are very pleased with the progress we are making with respect to our previously announced joint marketing agreement with A. Lava & Son Co. to design, produce and market mattress covers,” added Culp.  “We are very fortunate to partner with the market leader in this product category and are confident this strategic relationship will be successful for both companies.  This new venture, known as Culp-Lava Applied Sewn Solutions, or ‘Culp-Lava’, further enhances our strategy to leverage our outstanding design capabilities and state-of-the-art manufacturing platform and produce a diverse product line that keeps pace with changing industry demand trends.

“Culp-Lava’s new manufacturing facility, located in Stokesdale, North Carolina, is directly adjacent to Culp’s mattress fabric headquarters, providing favorable operating synergies with management and production in the same location.  We are grateful for the cooperation from the economic development and governmental officials in the Town of Stokesdale, Guilford County and the State of North Carolina.  Over the next four years, our total capital investment in Culp-Lava will be approximately $1.0 million and we expect to add up to 129 employees at full capacity.  We are on schedule to commence production late in the second quarter of fiscal 2013.”

Culp continued, “We believe Culp-Lava represents an ideal business partnership and highlights our commitment to a leadership position in the bedding industry.  We are excited about the future growth opportunities ahead as we work together to develop this new product line for Culp-Lava.”

-MORE-

CFI Announces Results for First Quarter Fiscal 2013

August 29, 2012

Upholstery Fabrics Segment

Sales for this segment were $31.2 million for the first quarter, an 11.1 percent improvement compared with sales of $28.1 million in the first quarter of fiscal 2012.  Sales of China produced fabrics were $27.6 million in the first quarter of fiscal 2013, up 11.4 percent over the prior year period, while sales of U.S. produced fabrics were $3.6 million, up 9.1 percent from the first quarter of fiscal 2011.

“We experienced stronger than expected growth in sales in our upholstery fabrics business during the first quarter of fiscal 2013,” noted Saxon.  “These results primarily reflect outstanding response to our innovative designs and new product introductions from key customers.  However, recent trends in incoming orders reflect a seasonal softening of demand heading into the fall, similar to the demand pattern that occurred at the same time last fiscal year.

“Sales of our China produced fabrics continued to be the primary catalyst of our growth for the first quarter. China produced fabrics account for over 85 percent of Culp’s upholstery fabrics sales, reflecting our ability to offer innovative products at excellent values.  Culp China, now in its tenth year of operation, plays a major role in our global sales efforts, and we are pleased with the increasing level of fabric placements with key customers in the U.S., China and other countries.

“We were especially pleased with the turnaround in our U.S. operation compared with this time last year,” added Saxon.  “The higher sales during the first quarter reflect increased demand for both velvets and woven texture fabrics.  As a result of our efforts to improve productivity, we have a much more efficient U.S. operation with higher capacity utilization than a year ago.  In addition, we have seen raw material costs stabilize as compared with previous quarters.  We are also working diligently to create innovative products from this platform.  All of these factors had a favorable impact on the performance of our U.S. upholstery fabrics operation.”

Saxon continued, “We continue efforts to develop Culp Europe; however, the ongoing uncertainties related to the European economy have affected our business.  While this is creating challenges for the near term, we remain optimistic about future opportunities for Culp Europe to enhance our global sales as business conditions improve.”

Cash Returned to Shareholders

“We are committed to generating value for our shareholders,” said Saxon.  “To that end, during the first quarter, the company repurchased 47,296 of its outstanding shares, for $470,000.   Subsequent to the end of first quarter, the company repurchased an additional 455,299 shares for $4.5 million. We have now completed our previously approved program, announced June 13, 2012, to acquire up to $5.0 million of our common stock.  Since June 2011, when we began our share buyback initiative, the company has repurchased 1,127,054 shares, or 8.5 percent of its outstanding shares, for a total of $10.4 million.”

The company announced today that its Board of Directors has approved a new authorization for the company to acquire up to $2.0 million of its common stock.  Under the stock repurchase program, shares may be purchased from time to time in open market transactions, block trades, through plans established under the Securities Exchange Act Rule 10b5-1, or otherwise.  The amount of shares purchased and the timing of the purchases will be based on working capital requirements, market and general business conditions and other factors, including alternative investment opportunities.

Additionally, the company paid a $0.03 per share dividend in the first quarter.  This is the first dividend payment since fiscal 2001.

Balance Sheet

“Maintaining a strong financial position continues to be a top priority for us, even as we return significant cash to shareholders,” added Saxon.  “As of July 29, 2012, we reported $27.1 million in cash and cash equivalents and short-term investments.  Total debt was $9.9 million, which includes long-term debt plus current maturities of long-term debt and our line of credit.  We have since made a scheduled annual principal payment of $2.2 million, thus further lowering our total debt by that amount.”

-MORE-

CFI Announces Results for First Quarter Fiscal 2013

August 29, 2012

Outlook

Commenting on the outlook for the second quarter of fiscal 2013, Saxon remarked, “We expect overall sales to be up 2 to 6 percent as compared with the second quarter of last year.

“We expect sales in our mattress fabrics segment to be 3 to 8 percent higher than the same period a year ago.  Operating income and margins in this segment are expected to be moderately higher than the same period a year ago.

“In our upholstery fabrics segment, we expect sales to approximate the previous year’s second quarter results. We believe the upholstery fabric segment’s operating income and margin will be higher than the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2013 in the range of $3.0 million to $3.7 million.  Pre-tax income for last year’s second quarter was $2.9 million.”

In closing, Saxon remarked, “We are pleased with an excellent start to fiscal 2013.  We have many reasons to be optimistic about the year ahead with our outstanding design capabilities and diverse product offerings, along with the ability to leverage our scalable and global manufacturing platforms.  Importantly, we also have the financial strength to pursue our growth initiatives and continue to generate added value for our shareholders through dividends and share repurchases.  While challenges remain in an uncertain global economy, we believe Culp is favorably positioned to continue growing our business and performing well.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A, or other expenses, earnings, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, are included in Item 1A “Risk Factors” section in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2012, for the fiscal year ended April 29, 2012.

-MORE-

CFI Announces Results for First Quarter Fiscal 2013

August 29, 2012
CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	July 29,	July 31,
	2012	2011

Net sales	$69,184,000	$60,270,000
Income before income taxes	$5,372,000	$2,965,000
Net income	$3,524,000	$1,820,000
Net income per share:
Basic	$0.28	$0.14
Diluted	$0.28	$0.14

Adjusted net income	$4,341,000	$2,425,000
Adjusted net income per share
Basic	$0.35	$0.19
Diluted	$0.34	$0.18

Average shares outstanding:
Basic	12,551,000	13,061,000
Diluted	12,711,000	13,205,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended
	July 29,	July 31,
	2012	2011

Income before income taxes	$5,372,000	$2,965,000
Adjusted income taxes (2)	$1,031,000	$540,000
Adjusted net income	$4,341,000	$2,425,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $59.9 million in net operating loss carryforwards.  Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 19.2% for fiscal 2013 and 18.2% for fiscal 2012.

-MORE-

CFI Announces Results for First Quarter Fiscal 2013

August 29, 2012

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Three Months Ended July 29, 2012, and July 31, 2011
(Unaudited)
(Amounts in Thousands)

		THREE MONTHS ENDED
		Amounts
		July 29,	July 31
		2012	2011

Consolidated Effective GAAP Income Tax Rate	(1)	34.4%	38.6%

Non-Cash U.S. Income Tax Expense		(15.0)%	(18.5)%

Non-Cash Foreign Income Tax Expense		(0.2)%	(1.9)%

Consolidated Adjusted Effective Income Tax Rate	(2)	19.2%	18.2%

	THREE MONTHS ENDED
	As reported		July 29, 2012	As reported		July 31, 2011
	July 29,		Proforma Net	July 31,		Proforma Net
	2012	Adjustments	of Adjustments	2011	Adjustments	of Adjustments

Income before income taxes	$5,372	$-	$5,372	$2,965	$-	$2,965

Income taxes (3)	1,848	$(817)	$1,031	1,145	$(605)	540
Net income	$3,524	$817	$4,341	$1,820	$605	$2,425

Net income per share-basic	$0.28	$(0.07)	$0.35	$0.14	$(0.05)	$0.19
Net income per share-diluted	$0.28	$(0.06)	$0.34	$0.14	$(0.05)	$0.18
Average shares outstanding-basic	12,551	12,551	12,551	13,061	13,061	13,061
Average shares outstanding-diluted	12,711	12,711	12,711	13,205	13,205	13,205

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3) Proforma taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

-END-